EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2013, accompanying the consolidated financial statements incorporated by reference in the Annual Report of DCB Financial Corp (the Corporation) on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of DCB Financial Corp on Form S-3, filed with the Securities and Exchange Commission (the Commission) on March 30, 1999, the Corporation’s Form S-8, filed with the Commission on November 17, 1999, the Corporation’s Form S-8, filed with the Commission on May 9, 2002, and the Corporation’s Form S-8, filed with the Commission on June 18, 2004.

/s/ Plante & Moran PLLC

Columbus, Ohio

March 28, 2013